EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the StepUp Commerce, Inc. 2004 Stock Incentive Plan of our reports dated September 13, 2006, with respect to the consolidated financial statements and schedule of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2006, Intuit Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Intuit Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
September 13, 2006